Exhibit 99.1

Altaba Inc.

Statement of Assets and Liabilities

As of September 30, 2026

($ in thousands, except per share amounts)

(Unaudited)

ASSETS
Investments at fair value (cost $458,944)	$467,188
Dividend receivable	142
Interest receivable	2,297
Income tax receivable	467,717
Other assets	229

Total assets	$937,573

LIABILITIES
Deferred and other tax liabilities	$14,509
Payable to directors, officers and employees	8,117
Payable to advisor	10
Accrued expenses	1,999
Income tax payable	5,850
Other liabilities	938

Total liabilities	$31,423

Net assets	$906,150

NAV per share	$1.74

Shares outstanding rollforward:
Shares outstanding at September 30, 2026 and December 31, 2025	519,511,366